Forward-looking statements 1 This presentation contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the development and performance of our aircraft; the growth of our manufacturing capabilities; our regulatory outlook; progress and timing; our business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our strategic partnerships; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the expected benefits of our vertically-integrated business model. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our aerial ridesharing service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project and our ability to launch our service; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this presentation. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Introducing Joby’s production prototype aircraft 2

Built on our pilot production line, this aircraft was built according to released engineering drawings under the Joby quality management system — a major step on our journey to scaled production. Production Prototype 3

Joby aircraft evolution Full-scale demonstrator Pre-production prototype Production prototype Subscale demonstrator FAA-certified aircraft 2017 2019 20232014 Joby’s production prototype builds on six years of flying full scale aircraft and marks an important step towards certification and production at scale. 4

Lightest and quietest We believe the Joby aircraft will be the lightest and quietest four passenger eVTOL in the world. 5

Ready to fly The first aircraft off our production line has been granted a Special Airworthiness Certificate by the FAA, allowing us to begin flight testing soon. 6

This aircraft is expected to be the first eVTOL aircraft delivered to a customer when it moves to Edwards Air Force Base in 2024. Customer-ready 7

Joby + Toyota collaboration 8

Close collaboration between Joby and long-time partner and investor Toyota supported the development of Joby’s aircraft production line. Toyota has invested ~$400M in Joby since 2019. Long-standing partnership 9

Toyota North America CEO to join Joby Board With nearly 40 years of experience at Toyota, Tetsuo “Ted” Ogawa will join the Joby Board of Directors on July 1, 2023. 10

Defining the air taxi product 11

Multimodal rideshare JFK airport, New York 1. Request a trip 2. Rideshare to skyport 3. Fly to airport 4. Go to gate Joby is designing an air taxi service to complement existing travel options, providing time savings and integrating with demand-side partners like Uber and Delta. 12

29 million Trips per day, New York City 99.4% Trips <50 miles 31 million Trips per day, Los Angeles County 99.1% Trips <50 miles In NY and LA, as in many other urban locations, more than 99% of all journies are less than 50 miles but hampered by ground traffic congestion. 13

Tools developed by our Uber Elevate team (acquired by Joby in 2020) identify demand and help Joby design efficient ridesharing networks and the right aircraft for the market. Skyport network 14

Latent demand By enabling clean, quiet, fast air travel, Joby also has the potential to unlock significant latent demand for longer trips. 15

Delivering the right aircraft for the market required us to focus on four key areas. 16

Delivering the right aircraft for the market 17

Payload 1000 lbs — 4 passengers, 1 pilot Range Trips up to 100 miles Speed Up to 200 mph Sound ~45 dBA in cruise With a maximum takeoff weight of approximately 5,300 lbs, we believe the Joby aircraft is the right aircraft for the market, delivering on all key attributes. 18

Delivering performance through innovation 19

Dual-wound motors Isolated battery packs Electric propulsion enables multiple levels of redundancy and no single points of failure. 20

236 kW Peak power 28 kg Dual-wound motor plus inverter The Joby aircraft delivers nearly twice the power of a Tesla Model S Plaid, despite being lighter. 21

1800 N m Peak torque 1380 N m Continuous torque The aircraft delivers as much torque as the engine in a Ford F-350 Heavy Duty truck, enabling us to generate thrust at low speed, contributing to our revolutionary low noise profile. 22

Finding the right propulsion method In 2016, we developed and tested a seven-gear gearbox to deliver the required torque, but the multiple gears, bearings, and teeth all required tracking, inspecting, lubricating and replacing. We needed something simpler… 23

…so, we designed the Joby Direct Drive motor architecture. It delivers all the power and torque we need, without any gears. 24

High specific power High specific energy Rapid charging Long cycle life We’ve tested hundreds of battery cells at our in- house lab to find one which could deliver on all four key metrics. 25

We chose to source pouch cells from the automotive supply chain that deliver on all key metrics. 26 288 Wh/kg Cell-level specific energy 10,000+ Flight cycles

235 Wh/kg Pack-level specific energy We assembled these cells into packs that meet the FAA’s safety requirements and deliver industry-leading performance. 27

Rapid charging We expect to be able to recharge the aircraft in the time it takes to deplane and load passengers on more than 95% of trips taken today in our target markets. 28

Upgrades in battery and other technologies will enable further expansion of networks. Looking ahead 29 TODAY’S BATTERIES